INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 6 to Registration Statement Nos. 333-100289 and 811-21210, of Alpine Income Trust on Form N-1A of our report datd December 23, 2004, appearing in the Annual Report of Alpine Income Trust for the year ended October 31, 2004, and to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which is part of this Registration Statement.  We also consent to the reference to us under the heading "Financial Highlights" in the Prospectus, which is also part of this Registration Statement.

/s/ Deloitte & Touche LLP
Milwaukee, WI
February 24, 2005